Exhibit 99.1

Nabriva Therapeutics Reports Second Quarter 2017 Financial Results and Recent Corporate Highlights

- Expects top-line data from LEAP 1 CABP Phase 3 trial in September 2017 and from LEAP 2 CABP Phase 3 trial in the first quarter 2018 -

Dublin Ireland, August 4, 2017 — Nabriva Therapeutics plc (NASDAQ: NBRV), a clinical-stage biopharmaceutical company engaged in the research and development of novel anti-infective agents to treat serious infections, with a focus on the pleuromutilin class of antibiotics, today provided a business and clinical development update and reported its financial results for the quarter ended June 30, 2017.

“Nabriva remains on-track for a potentially transformational year with top-line clinical data for the LEAP 1 trial expected in September of 2017,” said Dr. Colin Broom, Chief Executive Officer of Nabriva. “Additionally, based on current projections, we continue to expect to complete patient enrollment for LEAP 2 in the fourth quarter of 2017 and anticipate reporting top-line data for LEAP 2 in the first quarter of 2018.”

RECENT CORPORATE AND DEVELOPMENT HIGHLIGHTS

•            Following completion of lefamulin evaluation against pneumonia (LEAP) 1 patient enrollment in April 2017 and estimation of final data collection and analysis timelines, the company expects to announce LEAP 1 top-line efficacy and safety data in September of 2017. LEAP 1 is a Phase 3 global, registrational clinical trial evaluating the safety and efficacy of lefamulin (IV/oral) in patients with moderate to severe community acquired bacterial pneumonia (CABP).

•            Nabriva presented data at the American Society of Microbiology Microbe 2017 Conference in June 2017, detailing lefamulin’s in vitro activity against key pathogens that commonly cause respiratory tract infections.

•            On June 23, 2017, Nabriva Therapeutics plc concluded its tender offer to exchange outstanding common shares and American Depositary Shares of Nabriva Therapeutics AG for ordinary shares of Nabriva Therapeutics plc and thereby completed the Redomiciliation Transaction from Austria to Ireland.  Nabriva Therapeutics plc is now the publicly traded parent company of the Nabriva Group with its tax residency in Ireland.

•            Francesco Maria Lavino was appointed Chief Commercial Officer on July 11, 2017 to build out a fully integrated commercial team and hospital field force in the United States. Additionally, Robert Crotty was appointed General Counsel and Corporate Secetary on June 14, 2017.

•            Nabriva appointed Carrie Bourdow, Senior Vice President and Chief Commercial Officer of Trevena, Inc., and Colin Broom, M.D., Chief Executive Officer of Nabriva, to the company’s Board of Directors in June 2017.

FINANCIAL RESULTS

Three Months Ended June 30, 2017 and 2016

•            For the three months ended June 30, 2017, Nabriva reported a net loss of $14.6 million or $0.54 per share, compared to a net loss of $12.1 million or $0.57 per share for the three months ended June 30, 2016.

•            Research and development expenses increased by $1.1 million from $9.9 million for the three months ended June 30, 2016 to $11.0 million for the three months ended June 30, 2017. The change was primarily due to a $0.7 million increase in staff costs due to the addition of employees, a $0.6 million increase in stock-based compensation, and a $0.2 million increase in research consulting fees, offset by a $0.4 million decrease in costs related to the continuation of our Phase 3 clinical trials of lefamulin. Research materials and purchased services for our other programs and initiatives were relatively consistent during both periods.

•            General and administrative expense increased by $2.2 million from $3.4 million for the three months ended June 30, 2016 to $5.6 million for the three months ended June 30, 2017. The increase was primarily due to a $1.0 million increase in legal fees mainly related to the redomiciliation of our ultimate parent company from Austria to Ireland, a $0.6 million increase in pre-commercialization activities and increased professional service fees and a $0.6 million increase in stock-based compensation expense.

Six Months Ended June 30, 2017 and 2016

•            For the six months ended June 30, 2017, Nabriva reported a net loss of $29.8 million or $1.10 per share, compared to a net loss of $25.7 million or $1.21 per share for the six months ended June 30, 2016.

•            Research and development expenses increased by $0.7 million from $23.0 million for the six months ended June 30, 2016 to $23.7 million for the six months ended June 30, 2017. The change was primarily due to a $0.9 million increase in staff costs due to the addition of employees, a $0.7 million increase in stock-based compensation expense, and a $0.1 million increase in research consulting fees, offset by a $1.0 million decrease in costs related to the continuation of our Phase 3 clinical trials of lefamulin. Research materials and purchased services for our other programs and initiatives were relatively consistent during both periods.

•            General and administrative expense increased by $3.3 million from $6.5 million for the six months ended June 30, 2016 to $9.8 million for the six months ended June 30, 2017. The increase was primarily due to a $1.7 million increase in legal fees related to the redomiciliation of our ultimate parent company from Austria to Ireland, a $1.0 million increase in pre-commercialization activities and increased professional service fees and a $0.6 million increase in stock-based compensation expense.

•            As of June 30, 2017, Nabriva had $53.2 million in cash, cash equivalents and short-term investments compared to $83.9 million as of December 31, 2016.

Please refer to our Annual Report on Forms 10-K for the fiscal year ended December 31, 2016 and our Quarterly Report on Form 10-Q for the three months ended June 30, 2017, which are filed with the U.S. Securities and Exchange Commission, for additional information regarding our business and financial results and to review our financial statements.  Certain share and per share amounts have been retrospectively adjusted to reflect the exchange offer completed in June 2017 in which one common share of Nabriva Therapeutics AG was exchanged for ten ordinary shares of Nabriva Therapeutics plc and one Nabriva Therapeutics AG American Depositary Share was exchanged for one ordinary share of Nabriva Therapeutics plc.

About Nabriva Therapeutics plc

Nabriva Therapeutics is a biopharmaceutical company engaged in the research and development of new medicines to treat serious bacterial infections, with a focus on the pleuromutilin class of antibiotics. Nabriva Therapeutics’ medicinal chemistry expertise has enabled targeted discovery of novel pleuromutilins, including both intravenous and oral formulations. Nabriva Therapeutics’ lead product candidate, lefamulin, is a novel semi-synthetic pleuromutilin antibiotic with the potential to be the first-in-class available for systemic administration in humans. The company believes that lefamulin is the first antibiotic with a novel mechanism of action to have reached late-stage clinical development in more than a decade. Lefamulin is currently being evaluated in two global, registrational Phase 3 clinical trials in patients with moderate to severe community acquired bacterial pneumonia (CABP). Nabriva Therapeutics believes lefamulin is well-positioned for use as a first-line empiric monotherapy for the treatment of moderate to severe CABP due to its novel mechanism of action, targeted spectrum of activity, resistance profile, achievement of substantial drug concentration in lung tissue and fluid, oral and IV formulations and a favorable tolerability profile. Nabriva Therapeutics intends to further pursue development of lefamulin for additional indications, including the treatment of acute bacterial skin and skin structure infections (ABSSSI), and is developing a formulation of lefamulin appropriate for pediatric use.

Nabriva Therapeutics owns exclusive, worldwide rights to lefamulin, which is protected by composition of matter patents issued in the United States, Europe and Japan.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Nabriva, including but not limited to statements about the development of Nabriva’s product candidates, such as plans for the design, conduct and timelines of Phase 3 clinical trials of lefamulin for CABP, the clinical utility of lefamulin for CABP and Nabriva’s plans for filing of regulatory approvals and efforts to bring lefamulin to market, the development of lefamulin for additional indications, the development of additional formulations of lefamulin, plans to pursue research and development of other product candidates, the sufficiency of Nabriva’s existing cash resources and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “likely,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties inherent in the initiation and conduct of clinical trials, availability and timing of data from clinical trials, whether results of early clinical trials or trials in different disease indications will be indicative of the results of ongoing or future trials, uncertainties associated with regulatory review of clinical trials and applications for marketing approvals, the availability or commercial potential of product candidates including lefamulin for use as a first-line empiric monotherapy for the treatment of moderate to severe CABP, the sufficiency of cash resources and need for additional financing and such other important factors as are set forth under the caption “Risk Factors” in Nabriva’s annual and quarterly reports on file with the U.S. Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent Nabriva’s views as of the date of this release. Nabriva anticipates that subsequent events and developments will cause its views to change. However, while Nabriva may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Nabriva’s views as of any date subsequent to the date of this release.

CONTACT:

INVESTOR RELATIONS

Dave Garrett

Nabriva Therapeutics plc

david.garrett@nabriva.com

610-816-6657

MEDIA

Benjamin Navon

Pure Communications, Inc.

bnavon@purecommunications.com

617-337-4166

CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(unaudited)

(all amounts in USD)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share data)	2016	2017	2016	2017
Revenues:
Research premium and grant revenue	$1,785	$1,051	$3,204	$2,729
Operating expenses:
Research and development	$(9,943)	$(11,043)	$(22,979)	$(23,703)
General and administrative	(3,368)	(5,570)	(6,453)	(9,788)
Total operating expenses	$(13,311)	$(16,613)	$(29,432)	$(33,491)
Loss from operations	$(11,526)	$(15,562)	$(26,228)	$(30,762)
Other income (expense):
Other income (expense), net	(644)	(116)	354	90
Interest income	54	112	142	233
Interest expense	—	(3)	—	(4)
Loss before income taxes	$(12,116)	$(15,569)	$(25,732)	$(30,443)
Income tax benefit	12	967	29	618
Net loss	$(12,104)	$(14,602)	$(25,703)	$(29,825)
Other comprehensive income (loss), net of tax
Unrealized gains (losses) on available-for-sale financial assets	(8)	(10)	33	(26)
Reclassification to net income	—	—	—	—
Other comprehensive income (loss), net of tax	$(8)	$(10)	$33	$(26)
Comprehensive loss	$(12,112)	$(14,612)	$(25,670)	$(29,851)

	Three Months Ended June 30,		Six Months Ended June 30,
Loss per share	2016	2017	2016	2017
Basic and Diluted ($ per share)	$(0.57)	$(0.54)	$(1.21)	$(1.10)

Weighted average number of shares:
Basic and Diluted	21,252,790	27,186,560	21,215,870	27,197,070

CONSOLIDATED STATEMENT OF CASH FLOWS (unaudited)

(all amounts in USD)

	Six Months Ended June 30,
(in thousands)	2016	2017
Cash flows from operating activities
Net loss	$(25,703)	$(29,825)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash other expense, net	(253)	(1,008)
Non-cash interest income	(65)	(63)
Depreciation and amortization expense	99	149
Stock-based compensation	1,405	2,876
Deferred income taxes	(31)	(683)
Other, net	1	105
Changes in operating assets and liabilities:
Changes in long-term receivables	(6)	12
Changes in other receivables and prepaid expenses	(3,039)	(3,315)
Changes in accounts payable	(1,097)	4,975
Changes in accrued expenses and other liabilities	3,550	(3,460)
Changes in other non-current liabilities	9	18
Net cash used in operating activities	(25,130)	(30,219)
Cash flows from investing activities
Purchases of plant and equipment and intangible assets	(307)	(236)
Purchases of available-for-sale securities	(14,000)	—
Proceeds from sales of property, plant and equipment	—	2
Proceeds from maturities of term deposits	15,000	—
Proceeds from sales of available-for-sale securities	15,000	18,000
Net cash provided by investing activities	15,693	17,766
Cash flows from financing activities
Proceeds from long-term debt	—	228
Proceeds from exercise of stock options	237	11
Equity offering costs	—	(1,483)
Net cash provided by (used in) financing activities	237	(1,244)

Effects of foreign currency translation on cash and cash equivalents	253	1,008
Net decrease in cash and cash equivalents	(8,947)	(12,689)
Cash and cash equivalents at beginning of period	36,446	32,778
Cash and cash equivalents at end of period	$27,499	$20,089

CONSOLIDATED STATEMENT OF FINANCIAL POSITION (unaudited)

(all amounts in USD)

(in thousands)	As of December 31, 2016	As of June 30, 2017

Assets
Current assets:
Cash and cash equivalents	$32,778	$20,089
Short-term investments	51,106	33,084
Other receivables	5,561	8,699
Prepaid expenses	1,176	1,353
Total current assets	90,621	63,225
Property, plant and equipment, net	519	1,437
Intangible assets, net	270	211
Long-term receivables	420	408
Deferred tax assets	1,410	2,093
Total assets	$93,240	$67,374

Liabilities and equity
Current liabilities:
Accounts payable	$2,551	$8,323
Accrued expense and other current liabilities	13,326	8,432
Total current liabilities	15,877	16,755
Non-current liabilities:
Long-term debt	—	218
Other non-current liabilities	107	146
Total non-current liabilities	107	364
Total liabilities	$15,984	$17,119
Commitments and contingencies
Stockholders’ Equity:
Common shares, no par value, 2,719,695 common shares issued and outstanding at December 31, 2016	$2,939	$—
Ordinary shares, par value $0.01, 1,000,000,000 ordinary shares authorized at June 30, 2017; 26,838,260 issued and outstanding at June 30, 2017	—	268
Preferred shares, par value $0.01, 100,000,000 shares authorized at June 30, 2017; None issued and outstanding at June 30, 2017	—	—
Additional paid in capital	279,149	283,960
Accumulated other comprehensive income (loss)	10	(16)
Accumulated deficit	(204,842)	(234,667)
Total Nabriva Therapeutics plc stockholders’ equity	77,256	49,545
Non-controlling interest	—	710
Total stockholders’ equity	77,256	50,255
Total liabilities and stockholders’ equity	$93,240	$67,374